Exhibit 99.1

Federal Trust Corporation Announces Increased Cash Dividend and 2% Stock Dividend

SANFORD, Fla., April 25 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced today that the Board of Directors approved an increase in the quarterly cash dividend to $.05 per share together with a 2% stock dividend on the Company’s common stock. The cash dividend will be paid to stockholders of record on May 9, 2006, and will be distributed on May 25, 2006. The stock dividend will be paid to shareholders of record on June 1, 2006 and will be distributed on June 12, 2006.

Chairman Suskiewich noted, “2006 is a very exciting year for our Company and the first four months is no exception. We have opened our Lake Mary branch and we are making good progress with four additional branches. Additionally, we raised $8.5 million in new capital to aid in our expansion, but to also pay off $5.5 million of floating rate Corporate debt. Improving the shareholder return is an important goal for us and the increased cash dividend together with our first-ever stock dividend will bring our annualized dividend payout close to 4%.”

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $738 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from seven full- service offices in Florida that are located in Orange, Seminole and Volusia Counties. The Executive and Administrative Offices of the Company are located in Sanford, Florida.

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At April 24, 2006, the closing price was $11.50 per share.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com .

For more information, contact: Marcia Zdanys,

Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                              04/25/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary, Investor Relations, Federal
Trust Corporation, +1-407-323-1833/
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          /Web site:  http://www.federaltrust.com /
          (FDT)